Exhibit 99.1

Invesco Mortgage Capital Inc. Announces Quarterly Series A Preferred Stock Dividend and Timing of Common Stock Dividend Declaration

Investor Relations Contact: Jack Bateman, 404-439-3323

Atlanta - September 10, 2020 -- Invesco Mortgage Capital Inc. (NYSE: IVR) today announced that its Board of Directors declared a quarterly dividend on shares of its Series A preferred stock and also announced the intended timing for declaration of a dividend on shares of its common stock for the third quarter of 2020.

Series A Preferred Stock Dividend

The Board of Directors declared a quarterly cash dividend on its 7.75% Series A Cumulative Redeemable Preferred Stock of $0.4844 per share.  The dividend will be paid on October 26, 2020 to stockholders of record on October 1, 2020, with an ex-dividend date of September 30, 2020.

Common Stock Dividend

The Board of Directors intends to meet on September 30, 2020 to declare a dividend on shares of common stock for the third quarter of 2020.

About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on investing in, financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management firm.  Additional information is available at www.invescomortgagecapital.com.

Forward-Looking Statements

This press release includes forward-looking statements that reflect our current views with respect to future events, including our intention and ability to pay future dividends as well as any other statements other than statements of historical fact. Although the information contained herein represents our best judgment as of the date hereof, we can give no assurance that the expectations will be attained or that any deviation will not be material. Therefore, we caution investors not to rely unduly on any forward-looking statements. For more information about items that could impact these forward-looking statements, see the “Forward-Looking Statements” section of our Form 10-Q for the quarter ended June 30, 2020, which is available on the Securities and Exchange Commission's website at www.sec.gov.